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                                                                   EXHIBIT 99.03

                                    AGREEMENT

         THIS AGREEMENT, is entered into on February 7, 2003 by the ST. JOE COMPANY ("St. Joe") and the ALFRED I. DUPONT TESTAMENTARY TRUST and THE NEMOURS FOUNDATION (collectively, the "Trust").

                                    RECITALS

I. St. Joe's Board of Directors has authorized an open market stock repurchase program (the "Stock Repurchase Program") for the purchase of shares of St. Joe's outstanding common stock, no par value ("Shares").

II. The Trust desires to sell Shares to St. Joe, and St. Joe desires to purchase Shares from the Trust, in connection with the Stock Repurchase Program as provided in this Agreement.

III. This Agreement is being entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "1934 Act").

         IN CONSIDERATION OF the mutual promises contained in this Agreement, St. Joe and the Trust agree:

A.       Purchase and Sale

1. St. Joe shall deliver to the Trust a completed notice in the form attached to this Agreement as Exhibit "A" (a "Notice") at or before 12:00 p.m. Eastern Time each Monday or, if Monday is not a business day, on the next business day. The Trust shall, after receipt of the Notice, deliver and sell to St. Joe, and St. Joe shall buy from the Trust (each such transaction, a "Sale"), at or before 12:00 p.m. Eastern Time on the third business day following receipt of the Notice (a "Closing Date") a number of shares equal to 0.9, multiplied by the aggregate number of Shares St. Joe has purchased on the open market from persons other than the Trust during the calendar week ending immediately prior to the date of the relevant Notice (the "Prior Week Shares"). On each Closing Date, (a) the Trust shall deliver to St. Joe's transfer agent stock instructions to transfer the Prior Week Shares to St. Joe, together with such stock powers and other instruments as may be necessary to give effect to such instructions, and (b) St. Joe shall pay the purchase price for the Prior Week Shares in

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         immediately available funds to such account as the Trust has designated in writing.

         2. The price per Share to be paid by St. Joe under each Sale shall be the Volume Weighted Average Price ("VWAP") paid by St. Joe for the Prior Week Shares. For purposes of this Agreement, VWAP is calculated by dividing the total consideration paid, without taking commissions into account, for the Prior Week Shares by the Prior Week Shares, excluding any transaction involving the purchase of shares directly from affiliates of St. Joe. An example of the calculation of VWAP is set forth in the schedule attached to this Agreement as Exhibit "B". The price shall be set forth in Item 3 of the Notice.

         3. The Trust shall not be required to effect any Sale if the price for the Shares is less than $27.00 per Share. St. Joe shall not be obligated to deliver a Notice and neither St. Joe nor the Trust shall be required to effect a Sale if the performance of their respective obligations would violate applicable law. Only one Notice may be delivered and one Sale may be effected each week.

         4. Any fractional amounts of Shares required to be sold to St. Joe under any Notice shall be rounded up to the nearest whole number.

         5. For purposes of this agreement, (a) "business day" means a day on which the New York Stock Exchange is open for trading, and
                  (b) "affiliate" has the meaning given it in Rule 12b-2 under the 1934 Act.

B. Term. The initial term of this Agreement shall commence on February 10, 2003 and shall continue for ninety (90) days. The parties, by mutual agreement, may renew this Agreement for additional terms of ninety (90) days each, subject to mutual agreement on the floor price in Section A
         (3) with respect to such renewal period. It is the intent of the parties that the Trust participate in the Stock Repurchase Program on a pro rata basis with the public shareholders. Accordingly, the parties agree that upon renewal the multiplier contained in Section A (1), i.e. "0.9", will be adjusted, if necessary, to properly account for the then current ownership position of the Trust and the public shareholders.


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C.       Representations and Warranties.

         1. The Trust represents and warrants to St. Joe that (a) each Sale will have been duly authorized by the trustees of the Trust, (b) no Sale will contravene, or require any consent, notice or filing which has not been obtained, given or made, under (i) any law applicable to the Trust, (ii) the organizational documents of the Trust or (iii) any judgment, order or decree or any contract or agreement to which the Trust is subject, (c) the Trust has or will have valid title to the Shares to be sold to St. Joe and the legal right and power to sell, transfer and deliver such Shares, (d) the delivery of the Shares under each Sale will, upon payment of the purchase price therefor, pass valid title to St. Joe to such Shares free and clear of any security interests, claims, liens, equities, and other encumbrances, and (e) as of the date of this Agreement, the Trust is not aware of any material nonpublic information with respect to St. Joe as that term is used in Rule 10b5-1 under the 1934 Act.

         2. St Joe represents and warrants to the Trust that that (a) each Sale will have been duly authorized by the Board of Directors of St. Joe, (b) no Sale will contravene, or require any consent, notice or filing which has not been obtained, given or made, under (i) any law applicable to St. Joe, (ii) the organizational documents of St. Joe or (iii) any judgment, order or decree or any contract or agreement to which St. Joe is subject, and (c) as of the date of this Agreement, there is no material nonpublic information with respect to St. Joe as that term is used in Rule 10b5-1 under the 1934 Act.

D. Third-Party Beneficiaries. This Agreement is intended solely for the benefit of St. Joe and the Trust and may not be assigned.

E. Arbitration. All disputes that may arise between the parties regarding the interpretation or application of this Agreement and the legal effect of this Agreement shall, to the exclusion of any court of law, be arbitrated and determined by a board of arbitrators, unless the parties can resolve the dispute by mutual agreement. Either party shall have the right to submit any dispute to arbitration ten (10) days after the other party has been notified as to the nature of the dispute. If the dispute goes to arbitration, each party shall select one arbitrator and the two arbitrators shall jointly select a third arbitrator. The arbitration shall


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         be governed by the rules of the American Arbitration Association and the laws of the State of Florida. The proceeding shall be held in Jacksonville, Florida. The parties consent that any papers, notices, or process necessary or proper for the institution or continuance of, or relating to any arbitration proceeding, or for the confirmation of an award and entry of judgment on any award made, including appeals in connections with any judgment or award, may be served on each of the parties by registered mail addressed to the party at the principal office of the party, or by personal service on the party. St. Joe and the Trust consent to the jurisdiction of the arbitration panel and agree that its decision shall be final and not subject to appeal.

F. Sales Plan. It is the intent of the parties that this Agreement comply with the requirements of Rule 10b5-1(c) under the 1934 Act and this Agreement shall be interpreted to comply with the requirements of Rule 10b5-1(c) under the 1934 Act.

G. Complete Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements, oral or written, with respect to such subject matter.

H. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed in the State of Florida.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    THE ST. JOE COMPANY



                                    By: /s/ Kevin M. Twomey
                                       ---------------------------------------
                                       Title: President, COO & CFO
                                       Name:  Kevin M. Twomey


                                    ALFRED I. DUPONT TESTAMENTARY TRUST



                                    By: /s/ W. L. Thornton
                                       ---------------------------------------
                                       Title: Chairman
                                       Name:  W. L. Thornton


                                    THE NEMOURS FOUNDATION



                                    By: /s/ W. L. Thornton
                                       ---------------------------------------
                                       Title: Vice Chairman
                                       Name:  W. L. Thornton


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                          ST. JOE STOCK PURCHASE NOTICE

                                                      Date: ________________

Item 1.  Prior Week Shares: _______________________.

Item 2.  Shares to be purchased by St. Joe in connection with this Notice:
         __________________.

Item 3. Price per Share (weighted average price paid by St. Joe for the Prior Week Shares based upon the volume of Shares purchased at a given price): ___________________.

Item 4.  Total amount payable under Sale effected in connection with this
         Notice: ______________________.

                                   EXHIBIT "A"


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